Registration No. 333-__________

As filed with the Securities and Exchange Commission on April 28, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Aeolus Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	56-1953785
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

26361 Crown Valley Parkway, Suite 150
Mission Viejo, California  92691
(949) 481-9825
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Amended and Restated 2004 Stock Option Plan
(Full title of the plan)

John McManus
26361 Crown Valley Parkway, Suite 150
Mission Viejo, California  92691
(949) 481-9825
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Jeffrey T. Hartlin, Esq.
Paul, Hastings, Janofsky & Walker LLP
1117 S. California Avenue
Palo Alto, California  94304-1106
(650) 320-1804

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed Maximum Offering Price Per share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	5,000,000	$0.495	$2,475,000	$287.35

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also shall cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s Amended and Restated 2004 Stock Option Plan (the “Plan”) by reason of any stock splits, stock dividends, recapitalizations or other similar transactions effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the  Securities Act, based on the average of the bid and asked prices for the Registrant’s Common Stock, as reported on the OTC Bulletin Board on April 25, 2011.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required by Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents heretofore filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

a)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, as amended by the Annual Report on Form 10-K/A for the fiscal year ended September 30, 2010;

b)           The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010;

c)           The Registrant’s Current Reports on Form 8-K filed on (i) December 3, 2010, (ii) December 29, 2010, (iii) February 7, 2011, (iv) February 16, 2011 (accepted on February 15, 2011), with respect to Items 1.01 and 9.01 thereof, (v) February 16, 2011 (accepted on February 16, 2011), with respect to Items 5.02 and 9.01 thereof, (vi) February 25, 2011, (vii) March 18, 2011, and (viii) April 18, 2011; and

d)           The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-50481) filed on November 21, 2003, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or Current Report furnished under former Items 9 or 12 of Form 8-K or current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. Under no circumstances will any information filed under former Items 9 or 12 of Form 8-K or current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 6.	Indemnification of Directors and Officers.

Section 145 (“Section 145”) of the Delaware General Corporation Law (the “DGCL”) generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expense of such legal proceedings when he or she is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he or she is not successful on the merits, if he or she acts in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable to the corporation, unless the corporation determines that, despite such adjudication, but in view of all the circumstances, he or she is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.

The Registrant’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that the Registrant may indemnify and advance expenses to each director and officer to the fullest extent permitted by the DGCL. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Charter also provides for the elimination of personal liability of the Registrant’s directors for breach of fiduciary duty, as permitted by Section 102(b)(7) of the DGCL.

The Registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that, to the fullest extent permitted by Delaware law as it now exists or as amended, each director and officer shall be indemnified against all the costs, expenses, liabilities or other matters incurred by them by reason of having been a director or officer of the Registrant, any subsidiary of the Registrant or of any other corporation for which such person acted as officer or director at the request of the Registrant. The indemnification provided by the Bylaws is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

The Registrant maintains liability insurance insuring the Registrant’s officers and directors against liabilities that they may incur in such capacities.

Item 8.        Exhibits.

The following is a list of exhibits filed as part of this Registration Statement:
Exhibit Number	Description

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

23.1	Consent of Haskell & White LLP independent registered public accounting firm

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1*	Aeolus Pharmaceuticals, Inc. Amended and Restated 2004 Stock Option Plan

*	Previously filed as Exhibit C to the Registrant’s Definitive Information Statement on Schedule 14C, filed with the Securities and Exchange Commission on January 26, 2011.

Item 9.        Undertakings.

a)           The undersigned Registrant hereby undertakes:

1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.            to include any prospectus required by section 10(a)(3) of the Securities Act;

ii.           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

iii.          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act ) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by one of the directors, officers or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mission Viejo, State of California, on this 27th day of April, 2011.

AEOLUS PHARMACEUTICALS, INC.

By:	/s/ Russell Skibsted
Russell Skibsted
Senior Vice President & Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John L. McManus and Russell Skibsted, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Titles(s)	Date

/s/ John L. McManus	President and Chief Executive Officer	April 27, 2011
John L. McManus	(Principal Executive Officer)

/s/ Russell Skibsted	Senior Vice President & Chief Financial Officer	April 27, 2011
Russell Skibsted	(Principal Financial and Accounting Officer)

/s/ David C. Cavalier	Chairman of the Board of	April 22, 2011
David C. Cavalier	Directors

/s/ John M. Farah, Jr., Ph.D.	Director	April 22, 2011
John M. Farah, Jr., Ph.D.

/s/ Joseph J. Krivulka	Director	April 27, 2011
Joseph J. Krivulka

/s/ Amit Kumar, Ph.D.	Director	April 27, 2011
Amit Kumar, Ph.D.

/s/ Michael E. Lewis, Ph.D.	Director	April 26, 2011
Michael E. Lewis, Ph.D.

/s/ Chris A. Rallis	Director	April 27, 2011
Chris A. Rallis

/s/ Peter D. Suzdak, Ph.D.	Director	April 22, 2011
Peter D. Suzdak, Ph.D.